Exhibit 23.03

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of OGE Energy Corp. and Oklahoma Gas and Electric Company of our report dated February 17, 2016, relating to the combined and consolidated financial statements of Enable Midstream Partners, LP and subsidiaries, (collectively the "Partnership") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the combined and consolidated financial statements of Enable Midstream Partners, LP from the historical accounting records maintained by CenterPoint Energy, Inc. and its subsidiaries) and the effectiveness of the Partnership’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of OGE Energy Corp. for the year ended December 31, 2015, incorporated by reference in this Registration Statement, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
August 8, 2016